Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8, No. 333-91067),
2)	Registration Statement (Form S-8, No. 333-114854), and
3)	Registration Statement (Form S-8, No. 333-159552),

Pertaining to the 401(k) Plan As Restated Effective August 1, 2020 of Trinity Industries, Inc. of our report dated May 31, 2024, with respect to the financial statements and schedule of the Trinity Industries, Inc. 401(k) Plan As Restated Effective August 1, 2020 included in this Annual Report (Form 11-K) for the year ended December 31, 2023.

/s/ ERNST & YOUNG LLP
Dallas, Texas
May 31, 2024